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                                                                   EXHIBIT 4.3

                               AMAX GOLD INC.
                           1992 STOCK OPTION PLAN

  1. ESTABLISHMENT AND NUMBER OF SHARES. This Stock Option Plan (the "Plan") shall become effective upon its adoption and approval by the holders of a majority of all outstanding shares of common stock of Amax Gold Inc. (the "Company") by vote taken at a special meeting of stockholders of the Company called for that purpose or by written consent of a majority of the outstanding shares of the Company's Common Stock solicited pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations enacted pursuant thereto. The maximum number of shares which will be issuable in respect of grants under the Plan shall be an aggregate of three million (3,000,000) shares of common stock of the Company of the par value of $0.01 per share (the "Common Stock").

  Unless previously terminated, the Plan shall terminate on January 1, 2003 and no options shall be granted under the Plan after that date. Shares subject to option under the Plan may be either authorized and unissued shares or issued shares which have been acquired by the Company and are held in its treasury. The foregoing aggregate number of shares shall be subject to a corresponding increase or decrease or change in the event of an adjustment in the number or kind of shares subject to option pursuant to Section 11 hereof.

  Options under the Plan may be granted in the form of incentive stock options ("incentive stock options") as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or in the form of non-qualified stock options ("non-qualified options") or both. Unless otherwise indicated, references in the Plan to "options" include incentive stock options and non-qualified options.

  2. PURPOSE. The purpose of the Plan is to advance the interests of the Company and its subsidiaries by enabling salaried employees of the Company and its subsidiaries to acquire stock ownership in the Company, and providing a means for the Company to attract and retain well-qualified employees.

  3. OPTION PRICE AND PROCEEDS FROM SALE OF SHARES. The price at which each share of Common Stock covered by an option granted under the Plan may be purchased shall be determined and fixed by either the Compensation Committee of the Board of Directors of the Company or the Salaried Employees Committee, each hereinafter provided for, and shall be set forth in such option. Such price shall not be less than the fair market value of the Common Stock on the date such option is granted by such Committee and not less than the par value of the Common Stock.

  The proceeds of sale of all shares issued or sold upon the exercise of options under the Plan will be added to the general funds of the Company and used from time to time for such corporate purposes as the Board of Directors may determine.

  4. ADMINISTRATION.

  (a) Executive Group. The Board of Directors shall appoint a standing committee of not fewer than three Directors, to be known as the Compensation Committee (the "Compensation Committee") to administer and interpret the Plan with respect to all corporate officers and certain other senior personnel of the Company (collectively the "Executive Group"), such other senior personnel to be determined from time to time by the Compensation Committee. The Board may, from time to time and at any time, remove members from the Compensation Committee or add members thereto, and vacancies in the Compensation

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Committee, however caused, shall be filled by action of the Board. No member of the Compensation Committee shall be eligible to receive an option under the Plan and each such member shall be a "disinterested person" as defined under Rule 16b-3 under the Exchange Act. The Compensation Committee shall select one of its members as Chairman and shall hold its meetings at such times and places, and pursuant to such rules consistent with the Plan, as it may determine. Two-thirds of the members of the Compensation Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Compensation Committee, shall be the acts of the Compensation Committee.

  (b) Salaried Employees. The Board of Directors shall appoint a standing committee of not fewer than four persons, to be known as the Salaried Employees Committee (the "Salaried Employees Committee") to administer and interpret the Plan with respect to all salaried employees of the Company and of all subsidiaries of the Company, other than the Executive Group (collectively the "Salaried Employees"). The Board may, from time to time and at any time, remove members from the Salaried Employees Committee, or add members thereto, and vacancies in the Salaried Employees Committee, however caused, shall be filled by action of the Board. No member of the Salaried Employees Committee shall be eligible to receive options under the Plan granted by the Salaried Employees Committee but may, if eligible, receive options granted by the Compensation Committee. The Salaried Employees Committee shall select one of its members as Chairman and shall hold its meetings at such times and places as it may determine. One-third of the members of the Salaried Employees Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Salaried Employees Committee, shall be the acts of the Salaried Employees Committee.

  5. AUTHORITY OF THE COMMITTEES.

  (a) The Compensation Committee. Subject to the terms of the Plan, the Compensation Committee shall have authority to select the members of the Executive Group to whom options are to be granted under the Plan; to determine the term of each option, the number of shares to be subject to each such option, and the option price of such shares; to designate options as incentive stock options or non-qualified options; and to make all other determinations deemed necessary or advisable for the administration of the Plan with respect to members of the Executive Group. The Compensation Committee shall have the power to authorize the issuance of the Common Stock in connection with the exercise of options and the alternative settlement method described below. If any option is terminated before January 1, 2003, the Compensation Committee may reallot to any member or members of the Executive Group selected by it the shares covered by such option to the extent it has not been exercised.

  The Compensation Committee shall have the final authority to construe the Plan with respect to members of the Executive Group and options granted to members of the Executive Group under the Plan, and, subject to the terms of the Plan, to formulate additional details and regulations for carrying out the Plan with respect to members of the Executive Group.

  (b) Salaried Employees Committee. From time to time, the Compensation Committee shall authorize the Salaried Employees Committee to grant options with respect to a specified number of shares of Common Stock (the "Authorized Options"). The Compensation Committee shall also specify the number, if any, of shares of Common Stock that may be issued pursuant to Authorized Options that are incentive stock options.


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  Subject to the terms of the Plan, the Salaried Employees Committee shall have authority to select the Salaried Employees to whom Authorized Options are to be granted under the Plan; to determine the term of each such option, the number of shares to be subject to each such option, and the option price of such shares; to designate Authorized Options, as and to the extent specified by the Compensation Committee, as incentive stock options or non-qualified options;
and to make all other determinations deemed necessary or advisable for the administration of the Plan with respect to Salaried Employees. The Salaried Employees Committee shall have the power to authorize the issuance of the Common Stock of the Company to Salaried Employees in connection with the exercise of Authorized Options by such Salaried Employees and the alternative settlement method described below. If any Authorized Option is terminated before January 1, 2003, the Salaried Employees Committee may reallot to any Salaried Employee or Salaried Employees selected by it the shares covered by such option to the extent it has not been exercised.

  The Compensation Committee shall have final authority to construe the Plan with respect to Salaried Employees and Authorized Options granted to Salaried Employees, and, subject to the terms of the Plan, to formulate additional details and regulations for carrying out the Plan with respect to Salaried Employees.

  (c) Granting of Certain Options. Nothing contained in the Plan shall be construed to preclude the granting by either the Compensation Committee or the Salaried Employees Committee of an option or options to an optionee in addition to an option or options already held by such optionee and then in existence or the granting of more than one option to an optionee at the same time, or the granting of an option in substitution for, or upon the cancellation or surrender of, an option that had previously been granted to the optionee, whether at a higher or lower exercise price.

  6. ELIGIBILITY. All salaried employees of the Company or any of its subsidiary companies shall be eligible to receive options under the Plan; provided, however, that no Director of the Company or any of its subsidiaries who is not otherwise actively employed by the Company or any of its subsidiaries shall be eligible.

  7. TERMS OF OPTIONS. The term of each option shall be not more than ten years from the date of grant, as the issuing Committee shall determine, subject to earlier termination as provided in Section 8 hereof.

  8. OPTION AGREEMENT. Each option granted under the Plan shall be evidenced by a Stock Option Agreement (the "Agreement") in a form approved by the Compensation Committee or the Salaried Employees Committee, as appropriate, to be executed between the Company and the person to whom such option is granted, and shall by reference incorporate and be governed by the following terms and conditions:

  (a) Exercise of the Option. During its term the option may be exercised by the optionee, or by a legal representative after incapacity of the optionee, or by the Beneficiary after the death of the optionee, in whole at any time or in part from time to time, by giving written notice of exercise to the Company, specifying the number of shares to be purchased and accompanied by the payment of the aggregate option price therefor.

  An option shall not be exercisable in whole or in part within six months after the date it is granted or more than 10 years after the date it is granted; provided, however, that the limitation with respect to the first six months shall not apply (i) in the event the death or disability of the optionee occurs prior to the expiration of such six-month period, or (ii) in the event of a Change in Control (as defined in Section 8(h) hereof); provided further, that the issuing Committee, in its discretion, may specify a period or periods longer than six months set forth in this paragraph during which an option shall not be exercisable, and may accelerate the

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exercisability of any option (x) to any date in the case of the optionee's death or disability or in the case of a Change in Control, or (y) to a date not earlier than six months after the date of grant in all other cases.

  No partial exercise of any option may be for fewer than 25 shares or the number of shares still remaining subject to such option, whichever is smaller.

  (b) Option Price. Each option shall contain the option price at which each share covered by such option may be purchased, as determined and fixed by the issuing Committee pursuant to Section 3 hereof.

  The aggregate option price of all shares purchased pursuant to exercise of the option shall be paid for, at the time of such purchase and prior to the delivery of said shares, either (i) in cash or by check, bank draft or money order payable to the order of the Company, or (ii) through the delivery of previously acquired shares of Common Stock owned by the optionee, to the extent that such payment does not require the delivery of a fractional share of such previously acquired Common Stock, or (iii) a combination of (i) and (ii) above. For purposes of the immediately preceding sentence, previously acquired shares of Common Stock shall be valued at the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape as of the date of exercise. The Company will not lend money or in any manner help finance the purchase of any shares under the option.

  (c) Alternative Settlement Method. The Company may, in its sole discretion, if so requested by an optionee, pay an optionee, in lieu of exercising his or her option for all or a portion of the shares covered by such option, whichever of the following is designated by the Committee which issued such option: (i) cash equal to the excess of the value of one share over the purchase price per share specified in such option multiplied by the number of shares called for by the option, or the specified portion of such shares; or (ii) the nearest whole number of shares of Common Stock having an aggregate value which is not greater than the cash amount calculated in (i) above; or (iii) a combination of (i) and
(ii) above. The value of a share shall, for purposes of the immediately preceding sentence, be the fair market value of a share of Common Stock. The issuing Committee may specify at any time by written notice to an optionee that the alternative settlement method with respect to his or her option will be available only for cash or for stock or for a specified combination of each.

  The alternative settlement method shall be available only to the extent that an option is exercisable and only if the fair market value of a share of Common Stock on the date a request for the alternative settlement method is granted exceeds the purchase price per share specified in the option. An option, or any portion thereof, with respect to which an optionee's request for the alternative settlement method is granted, shall be surrendered to the Company. An option shall cease to be exercisable to the extent that an optionee's request for the alternative settlement method is granted, and the underlying shares will not be regarded as available for new option grants in the future.

  Notwithstanding the immediately preceding two paragraphs, in the event of a Change in Control, any optionee who holds an option granted under this Plan shall be entitled to elect, during the 60-day period immediately following such Change in Control, in lieu of acquiring the shares of Common Stock covered by such option, to receive, and the Company shall be obligated to pay, the Change in Control Settlement Value (as defined in Section 8(h) hereof) with respect to shares of Common Stock up to the number of shares covered by such option, which amount shall be paid in cash; provided however, that, in the case of a current or former officer or employee of the Company or any subsidiary who is subject to Section 16(b) of the Exchange Act

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with respect to Common Stock, an election under this paragraph may not be made prior to the expiration of six months after the date of the grant of the related option.

  Notwithstanding any other provision of the Plan, the provisions of this
Section 8(c) may not be amended in any respect following a Change in Control.

  (d) Termination of Option. If an optionee ceases to be an employee of the Company, the Option shall terminate at such time as it may no longer be exercised, as set forth below:

    (i) if termination of employment is voluntary or involuntary without cause (as defined herein), the optionee may exercise each option held by the optionee only within three months after such termination (but not after the expiration date of the option) to the extent of the number of shares for which the option was exercisable pursuant to its terms at the date of termination. In addition, upon the request of an officer of the Company, the issuing Committee may, in its sole and absolute discretion, extend the post-termination exercise period of the option until a date that is not more than three years from the date of the termination of the optionee's employment (but not after the expiration date of the option);

    (ii) if termination is for cause or breach by such optionee of any employment agreement, each option will terminate as of the date such optionee ceases to be an employee of the Company;

    (iii) if termination is by reason of normal retirement (or early retirement with the consent of the issuing Committee) under the retirement plan of the Company or one of its subsidiaries, the optionee may exercise each option held by the optionee only within three years of such termination (but not after the expiration date of the option), during which period vesting will continue;

    (vi) if termination is by reason of disability, as determined by the Committee, the optionee may exercise each option held by the optionee only within three years of such termination (but not after the expiration date of the option), during which period vesting will continue; and

    (v) if termination is by reason of the death of the optionee while an employee, each option held by the optionee may be exercised by the optionee's Beneficiary only at any time within three years of the date of the optionee's death (but not after the expiration date of the option) to the extent of the total number of shares subject to option, irrespective of the number which would have otherwise been exercisable pursuant to its terms at the date of death or during such three-year period.

  For purposes of this Section 8(d), "cause" shall mean (i) the willful and continued failure by the optionee to substantially perform his or her duties within the Company (or, if applicable, a subsidiary of the Company) (other than any such failure resulting from the optionee's incapacity due to physical or mental illness), or (ii) the willful engaging by the optionee in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the Board of Directors of the Company (or, if applicable, a subsidiary of the Company), could in the future adversely affect, the value, reliability or performance of the optionee to the Company (or, if applicable, a subsidiary of the Company) in a material manner. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the optionee's part shall be considered "willful" unless done, or omitted to be done, by the optionee in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interest of the Company (or, if applicable, a subsidiary of the Company); provided that, during the two-year period following a Change in Control, the conditions of clause (i) of this definition shall not be deemed to be satisfied unless a written demand for substantial performance has been delivered to the optionee by the Chairman of the Board of Directors or the President of the Company (or, if applicable, a subsidiary of the Company), which specifically identifies the manner in which such optionee has not substantially performed his or her duties.

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  (e) Options Not Transferable. Options shall be nontransferable by the optionee except by will or the laws of descent and distribution (or to a Beneficiary in the event of an optionee's death) or, if then permitted under Rule 16b-3 under the Exchange Act, pursuant to a qualified domestic relations order as defined under the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and during an optionee's lifetime shall be exercisable only by the optionee or, in the event of an optionee's legal incapacity, such optionee's court appointed representative.

  (f) Listing and Registration of Shares. Each option shall be subject to the requirement that, if at any time the Board of Directors of the Company shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the purchase of shares thereunder, the Company's obligation to deliver shares upon exercise shall be conditioned upon such listing, registration, qualification, consent or approval, which shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

  (g) Option Shall be Designated as Incentive Stock Option or Non-Qualified Option. Each Agreement shall state whether the option granted thereby is an incentive stock option or a non-qualified option.

  (h) Impact of Change in Control. For purposes of this Plan, the following definitions shall apply:

  "Change in Control" shall mean the occurrence of any of the following events:

    (i) any person other than AMAX Inc. ("Amax") is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then-outstanding securities (a "20% Beneficial Owner"); provided, however, that
  (a) the term "20% Beneficial Owner" shall not include any Beneficial Owner who has crossed such 20 percent threshold while Amax owns more of the combined voting power of the Company's then-outstanding securities than such Beneficial Owner or such Beneficial Owner crossed such 20 percent threshold solely as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition by the Company of Company securities, until, in each case, such time thereafter as such person acquires additional voting securities other than directly from the Company and, after giving effect to such acquisition, such person would constitute a 20% Beneficial Owner and own more of the combined voting power of the Company's then-outstanding securities than Amax owns; and (b) with respect to any person eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1)(ii) under the Exchange Act with respect to Company securities (an "institutional investor"), there shall be excluded from the number of securities deemed to be beneficially owned by such person a number of securities representing not more than 10 percent of the combined voting power of the Company's then-outstanding securities;

    (ii) during any period of two consecutive years beginning January 1, 1993, individuals who at the beginning of such period constitute the Board of Directors of the Company together with those individuals who first become Directors during such period (other than by reason of an agreement with the Company in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the Board of Directors of the Company;


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    (iii) the shareholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the Company or the surviving entity, outstanding immediately after such transaction, being beneficially owned by persons who together owned at least 75% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 75% threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or any subsidiary of the Company or such surviving entity;

    (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition of all or substantially all the assets of the Company; or

    (v) any other event which the Compensation Committee determines shall constitute a Change in Control for purposes of this Plan;

provided, however, that a Change in Control shall not be deemed to have occurred if one of the following exceptions applies:

    (1) Unless a majority of the Continuing Directors and the Compensation Committee determine that the exception set forth in this paragraph (1) shall not apply, none of the foregoing conditions would have been satisfied but for one or more of the following persons acquiring or otherwise becoming the Beneficial Owner of securities of the Company (A) any person who has entered into a binding agreement with the Company, which agreement has been approved by two-thirds ( 2/3) of the Continuing Directors, limiting the acquisition of additional voting securities by such person, the solicitation of proxies by such person or proposals by such person concerning a business combination with the Company (a "Standstill Agreement"); (B) any employee benefit plan, or trustee or other fiduciary thereof, maintained by the Company, Amax or any subsidiary of the Company or Amax; (C) any subsidiary of the Company or Amax; or (D) the Company; or

    (2) Unless a majority of the Continuing Directors and the Compensation Committee determine that the exception set forth in this paragraph (2) shall not apply, none of the foregoing conditions would have been satisfied but for the acquisition by the Company of another entity (whether by the merger or consolidation, the acquisition of stock or assets, or otherwise) in exchange, in whole or in part, for securities of the Company, provided that, immediately following such acquisition, the Continuing Directors constitute a majority of the Board of Directors of the Company, or a majority of the board of directors of any other surviving entity, and, in either case, no agreement, arrangement or understanding exists at that time which would cause such Continuing Directors to cease thereafter to constitute a majority of the Board of Directors or of such other board of directors.

  Notwithstanding the foregoing, unless otherwise determined by a majority of the Continuing Directors, no Change in Control shall be deemed to have occurred with respect to a particular optionee if the Change in Control results from actions or events in which such optionee is a participant in a capacity other than solely as an officer, employee or director of the Company.

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  For purposes of the foregoing definition of Change in Control, the term
"Beneficial Owner", with respect to any securities, shall mean any person who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has "beneficial ownership" of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 (as such Rules are in effect on June 30, 1992) under the Exchange Act, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that (i) a person shall not be deemed the Beneficial Owner of any security as a result of any agreement, arrangement or understanding to vote such security (A) arising solely from a revocable proxy or consent solicited pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the rules and regulations thereunder or (B) made in connection with, or otherwise to participate in, a proxy or consent solicitation made, or to be made pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the rules and regulations thereunder, in either case described in clause (A) or clause (B) above whether or not such agreement, arrangement or understanding is also then reportable by such person on Schedule 13D under the Exchange Act (or any comparable or successor report), and (ii) a person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

  "Change in Control Stock Value" shall mean the value of a share of Common Stock determined as follows:

    (i) if the Change in Controls results from an event described in clause
  (iii) of the Change in Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change in Control;

    (ii) if the Change in Control results from an event described in clauses
  (i), (ii) or (v) of the Change in Control definition and no event described in clauses (iii) or (iv) of the Change in Control definition has occurred in connection with such Change in Control, the highest sale price of a share of Common Stock of the Company on any trading day during the sixty
  (60) consecutive trading days immediately preceding and following the date of such Change in Control as reported on the New York Stock Exchange Composite Tape and published in the Wall Street Journal; or

    (iii) if the Change in Control results from an event described in clause
  (iv) of the Change in Control definition, the price per share at which shares of Common Stock are redeemed or exchanged by their holders in the transaction described in such clause (iv).

"Change in Control Settlement Value" shall mean, with respect to a share of Common Stock, the excess of the Change in Control Stock Value over the exercise price of the option covering such share of Common Stock, provided that, with respect to any option which is an incentive stock option immediately prior to the election to receive the Change in Control Settlement Value, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such option to continue to quality as an incentive stock option.

  Notwithstanding any other provisions of this Plan to the contrary, in the event of a Change in Control the following provisions shall apply:

    (i) All outstanding options on the date of the Change in Control shall become fully and immediately exercisable on the date of such Change in Control, and such options shall not be subject to termination except as provided in Section 8(c) and (d) hereof;


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    (ii) Notwithstanding the provisions of Section 8(f), the Board of
  Directors shall not, at any time following a Change in Control, impose any conditions upon the exercise of an option (including the election to receive the Change in Control Settlement Value as provided in the last paragraph of Section 8(c) hereof) that have not been previously imposed as of the date of such Change in Control, unless, in the written opinion of independent counsel to the Company, such condition is necessary to comply with any federal, state or local securities or other law or regulation, or the rules of any applicable securities exchange, and, in the good faith opinion of the Board of Directors of the Company, compliance with such law, regulation or rule without the imposition of such condition would be impracticable; and

    (iii) Notwithstanding the provisions of Section 10 hereof, the provisions of this Section 8(h) may not be amended in any respect following a Change in Control.

  (i) Definition of Beneficiary. For purposes of the Plan, the term "Beneficiary" with respect to members of the Executive Group shall mean the person, persons, trust or trusts which have been designated by the optionee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan, or, if there is not a designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits; the term Beneficiary with respect to all other optionees shall mean the person, persons, trust or trusts which have been designated by the optionee in his or her most recent beneficiary designation to receive the benefits specified under the Company's Group Life Insurance Plan.

  (j) Other Provisions. Each Agreement may contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the issuing Committee.

9. SPECIAL PROVISIONS RELATING TO INCENTIVE STOCK OPTIONS.

  (a) Notwithstanding any other provisions of the Plan to the contrary, the aggregate fair market value (determined as of the time the incentive stock option is granted) of the stock with respect to which incentive stock options (within the meaning of Section 422 of the Code) granted to an employee by the Company or any parent or subsidiary thereof are exercisable for the first time shall not exceed $100,000 in any calendar year, provided, however, that any option designated as an incentive stock option under this Plan that exceeds the foregoing limit or that is otherwise disqualified as an incentive stock option by operation of Section 422(d) or any other provision of the Code shall be treated as a non-qualified stock option for purposes of this Plan.

  (b) No incentive stock option shall be granted to any person, who, at the time such option is granted, owns or is deemed to own stock possessing in the aggregate more than 10% of the total combined voting power of all classes of stock of the Company or a parent or subsidiary of the Company.

  (c) In the event of amendments to the Code or applicable regulations relating to incentive stock options subsequent to the date hereof, the Company may amend the Plan, and the Company and optionees holding incentive stock options may agree to amend outstanding Agreements, to conform to such amendments.

  10. AMENDMENT AND TERMINATION. Except as provided in Section 8(h) hereof, the Board of Directors may from time to time amend and, at any time, rescind or terminate the Plan as it shall deem advisable; provided, however, that no change that would impair the rights of the optionees may be made in options theretofore granted, without the consent of the optionees; and provided, further, that without the approval of stockholders of the Company no amendment shall, except as required or permitted by Section 1, 8(h) or 9(c) hereof, (a) materially increase the benefits accruing to participants under the Plan, (b) except as otherwise

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

provided in Section 11 hereof, materially increase the number of shares which may be issued under the Plan or (c) materially modify the requirements as to eligibility for participation in the Plan.

  11. ADJUSTMENT OF NUMBER OF KIND OF SHARES. If the outstanding shares of the Common Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made in the number and kinds of shares then remaining available for issuance under the Plan (including shares reserved for outstanding options and shares available for future grant of options). A corresponding adjustment changing the number of shares allocated to unexercised options or portion thereof, which shall have been granted prior to any such change, shall likewise be made. In the event the aggregate value of dividends (other than stock dividends treated by the first sentence of this Section 11) and distributions made with respect to the Common Stock during any three-month period exceeds 7% of the product of (i) the average number of shares of Common Stock outstanding during such three-month period, multiplied by (ii) the average per share closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape and published in The Wall Street Journal during such three-month period, then the number of shares allocated to unexercised options or portions thereof, which shall have been granted prior to the end of such three-month period, shall be increased by multiplying such previously allocated shares by a fraction, the numerator of which is the amount determined in accordance with clause (ii) of this sentence and the denominator of which is the average per share closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape and published in The Wall Street Journal during the five days following the end of such three-month period in which the Common Stock is traded on the New York Stock Exchange provided, however, that no adjustments shall be made under this sentence if such fraction is equal to or less than one.

  12. PRIVILEGES OF STOCK OWNERSHIP. The holder of an option shall not be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued and delivered to him. No shares shall be issued upon the exercise of any option unless and until there shall have been compliance with any then applicable requirements of the Securities and Exchange Commission or any other regulatory agencies having jurisdiction over this Plan.

  13. GOVERNMENT REGULATIONS. This Plan and the grant and exercise of options hereunder shall be subject to all applicable rules and regulations of governmental authorities.

  14. WITHHOLDING. The Company or any subsidiary of the Company that employs any holder of an option shall have the right to deduct any sums that federal, state or local tax law requires to be withheld with respect to the exercise of any option (but not in excess of the maximum marginal tax rate) or as otherwise may be required by such laws. The Company or such subsidiary may require as a condition to issuing or delivering shares upon exercise of the option that the holder of an option or other person exercising the option pay any sums that federal, state or local tax law requires to be withheld with respect to such exercise. This authority shall permit the Company and any subsidiary to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of the optionee's tax obligations, including tax obligations in excess of mandatory withholding requirements, subject to and only to the event authorized under rules and regulations of the issuing Committee. Neither the Company nor any subsidiary of the Company shall be obligated to advise any holder of an option of the existence of the tax or the amount which the employer corporation will be so required to withhold.


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  15. GOVERNING LAW. This Plan and the options issued hereunder shall be governed by, and construed in accordance with, the laws of the State of Colorado applicable to contracts made and performed within such State, except as such laws may be supplanted by the federal laws of the United States of America, which laws shall then govern its effect and its construction to the extent they supplant Colorado law.

  16. COMPLIANCE WITH RULE 16B-3.

  (a) Unless an optionee could otherwise transfer shares issued upon exercise of an option, or exercise of a right to receive cash under the Plan, without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of an option to the date of disposition of the shares issued upon exercise of the option, and no right to receive cash under the Plan may be exercised within six months after the date of grant of such right.

  (b) It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 under the Exchange Act in connection with any grant of options or other payment to a person who is subject to
Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any agreement relating to an option does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision will be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

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